Exhibit 10.1

AGREEMENT OF

UNILATERAL OPTION FOR THE PURCHASE OF MINING CONCESSIONS

OF THE

ALFIL MINING PROJECT

FROM

IVAN RAYLAN

TO

SERENA GOLD LLC

In Santiago, Chile on August nine two thousand and twelve, before me, Antonieta Mendoza Escalas, Notary Public, domiciled at San Sebastian 2750, Santiago, Chile, appear: Mr.Ivan Raylan, russian, married, engineer, bearer of National Identity Card for Foreigners Nº , domiciled at Augusto Leguía Norte 100, of. 403, Las Condes, owner of the mining concessions that are described in detail below, on the one hand, hereinafter also referred to as “the OFFEROR”; and on the other party, Mr. Jose Manuel Borquez Yunge, chilean, attorney, on behalf, as it shall be evidenced, of SERENA GOLD LLC, a company organized under the laws of the State of Nevada, United States of America, with an address for these purposes at Vitacura 2939, piso 10, Santiago, referred to as “the OPTIONEE”, the persons appearing being of age, and having provided evidence of their identity with the above mentioned identification cards, and they expressed that through this act have agreed on this unilateral option contract for the purchase of mining properties:

FIRST: Mining Concessions: the Offeror is the sole owner and controller of 100% of the following concessions,: " A) "ALFIL UNO", recorded on page 4282 Nº 2028 of that same year at the Discoveries register of the Mining Properties Registrar of La Serena of the year 2010, its National Roll Number being 04101-1608-1. B). " ALFIL DOS", recorded on page 4285 Nº 2029 of that same year at the Discoveries register of the Mining Properties Registrar of La Serena of the year 2010, its National Roll Number being 04101-1609-K; C) " ALFIL TRES" recorded on page 4287 Nº 2030 of that same year at the Discoveries register of the Mining Properties Registrar of La Serena of the year 2010, its National Roll Number being 04101-1610-3. D) " ALFIL CUATRO", recorded on page 4291 Nº 2031 of that same year at the Discoveries register of the Mining Properties Registrar of La Serena of the year 2010, its National Roll Number being 04101-1611-1. E) " ALFIL CINCO", recorded on page 4294 Nº 2032 of that same year at the Discoveries register of the Mining Properties Registrar of La Serena of the year 2010, its National Roll Number being 04101-1612-K. F) "ALFIL SEIS", recorded on page 4297 Nº 2033 of that same year at the Discoveries register of the Mining Properties Registrar of La Serena of the year 2010, its National Roll Number being 04101-1613-8. All such mining concessions are located in the Province of Coquimbo, Fourth Region of Chile, in the mining district called Quebrada de Talca, and all of them are included permanently in the National Register of Mining Concessions.

A map that depicts the details of these mining concessions is attached to this deed as Annex A.

SECOND: Declarations. The offeror declares and guarantees that:

a) It has the sole and excluding domain over the exploration concessions which enable him to explore in permanent way, any concessible substance in the same land and that were acquired with fair title, in good faith, according to the law, regulations and other applicable laws;

b) That its filing process was followed in accordance to the Law, regulations and all other applicable rules;

c) That the said properties are in good standing as a result of proper and timely payment of all their mining patents;

d) That the said properties are free from obligations, mortgages, prohibitions, restrictions, injunction orders, promises, options, royalties or other personal or contractual rights whatsoever, mining royalties, contracts of leases or obligations of any type in favor of third parties and also free of litigations, debts or other judicial or voluntary restrictions that could affect its ownership, use and possession or any of its rights;

e) It has and keeps in total good standing all the permits, approvals and necessary authorizations for the exploration activities that shall be developed in the exploration concessions;

f) That the execution of this contract, as well as its application and execution, do not violate neither shall violate, do not infringe, neither shall infringe nor they shall cause for the offeror, the nonfulfillment of any other agreement, whether in writing or verbal, registered or not, registered in a private act or in public deed, which could have been granted in CHILE or abroad;

g) That the offeror has not subscribed or entered into any contract or agreement that shall in any way be related and/or linked with anyone of the mining exploration concessions or with this contract and that no bonus, right, contract or agreement exists that is related or could be related with the mining claims or that in any way shall impose or could impose any burden or obligation to the offeror and/or that affects or could affect the rights and guarantees established in favor of the optionee, by virtue of this contract;

h) That no pending trial exists in which the offeror is part or intervene as third part and that the offeror does not have any knowledge regarding the existence of possible vices that could affect to mining exploration concessions already created identified, nor regarding pending legal actions that affect or could affect or be related or shall be related in any form with the mining mining exploration concessions that, by virtue of this act offers to sell and to transfer;

THIRD: unilateral option to Purchase:

By virtue of this contract the offeror grants to the optionee the unilateral option to purchase the mining concessions under the terms of article 169 of the Code of Mining, and offers it irrevocably to sell, to assign and to transfer the mining concessions described in detail in clause First in the period, price, forms of payment, terms , conditions, formalities and other provisions that are stated herein so that SERENA GOLD LLC shall have the option to purchase a 100% undivided interest in all of the mining concessions described in Clause First of this Agreement, which is granted irrevocably, so that the offeror shall not be able to retract neither to renege of its offer. In order to attain the abovementioned purposes, the offeror, in full understanding and by this act, expresses his consent for the eventual sale and purchase of said mining concessions.

The optionee, in its own name, in this act declares to have received the offer and the unilateral purchase option and reserves its ability to exercise it freely in the terms and the conditions set forth in this contract.

FOURTH: Term to exercise the unilateral option: The unilateral purchase option offered under this Contract is granted for 790 days from the date of the execution of this deed, that is to say, it shall conclude the 790 days after signing date

Any time, during this period, the optionee could state its decision to accept or to reject the sales offer of the mentioned mining exploration concessions or of the mining claims of said mining exploration concessions, being voluntary for it to grant or deny such an acceptance, but subject , in said act, to the terms and conditions as expressed in this contract.

In case the optionee chooses to exercise the unilateral option of purchase of the created mining exploration concessions or of the mining claims offered to be sold within the term abovementioned, the optionee shall execute it by means of a public deed of acceptance granted before the same Notary that authorizes this contract, or before his replacement or subrogate at any title, within the term of 790 days and one working day starting from the date on which this public deed is granted.

In case the optionee states its intention to exercise the proposed unilateral option of purchase, and in the case there are all or any pending payment of installments as set forth in the following clause Fifth, it shall hand over to the relevant Notary, simultaneously with the execution of the deed of acceptance, one check, note at sight or certificate of deposit, renewable and endorsable, made in the name of the offeror, for an amount of cash representative of the total price or balance of the unilateral purchase option that may be outstanding at such point , as specified in the following clause Fifth, with the instruction to hand it over to the offeror, in exchange for the execution of the corresponding receipt in writing and upon the exhibition of a certificate issued by the Mining Property Registrar of LA SERENA that credits those to be inscribed in favor of the optionee or its grantee, the offered created mining exploration concessions or mining claims indicated in the clause First, free of any mortgage and obligations, prohibitions and legal restrictions and litigations.

Upon execution of this instrument, by the optionee or its assignee, of the abovementioned public deed of acceptance, the purchase agreement shall be deemed as being complete, in the understanding that it is comprised of this unilateral option contract and by the said deed of acceptance.

The bearer of the authorized copies of both deeds shall be empowered and is empowered to require the inscriptions, subinscriptions and pertinent annotations.

FIFTH: Price of the Offered Purchase Option:

The total price of the purchase option offered regarding the mining exploration concessions created offered and/or of the mining claims, object of this contract, is the amount of $500,000 dollars of the United States of America, that shall be paid to the Offeror, according to the following calendar:

Payment Amount	Date	Item
$ 5000	31/12/2012
$ 38,000	20/12/2012	Proceed with Option Agreement[1]
ongoing	17/04/2013	Fund Pre-drilling Work
$ 38,000	09/05/2013	Option Payment[1]
$ 190,000	17/09/2013	Finish Pre-drilling Work[2]
$ 38,000	05/11/2013	Option Payment[1]
ongoing	15/12/2013	Fund Drilling Program
$ 570,000	12/04/2014	Finish Drilling[2]
$ 38,000	04/05/2014	Option Payment[1]
$ -	14/05/2014	Finish Work Program Report
$ 340,000	14/12/2014	Final Option Payment[1]

Both parties agree that this contract of unilateral option shall be governed by the provisions set forth in article 169 of the Mining Code, in a way such that for the optionee it is absolutely voluntary to accept the irrevocable offer. Lack of payment beyond 60 days after the due date of any of the specified installments shall imply that the optionee has opted not to persevere in this contract and not to accept the irrevocable offer.

Each payment made shall be cumulative as part of the total purchase price, and shall not be subject to any form of indexation except for the appreciation as a result of its denomination in dollars of the United States of America and it shall not yield interest. The respective installments shall be paid in their equivalence in Chilean pesos national currency as per the dollar exchange rate as published in the Official Gazette of the day preceding that of the payment, as per the provisions of clause Ninth of this agreement.

The payment of each one of the installments of the price shall be made at the domicile of the Notary who authorizes this deed, against the execution of a public deed of receipt by a representative duly appointed for such purpose by the offeror that must be signed by the offeror. Nevertheless, the payment obligation of each of the installments shall be deemed to be fulfilled entirely and appropriately, by the delivery to the Notary that authorizes this deed, or to his successor or alternate, of one check, bill at sight or deposit to term to the order of the offeror, in pesos, Chilean national currency, covering the total of such installment or the outstanding balance as of the date in which the optionee pays the installment or else exercises the unilateral option, calculated in the form foreseen in the clause Ninth with an instruction to be handed v over to the offeror against the execution of the corresponding receipt deed and upon the presentation of the certificate by the Mining Property Registrar of La Serena that confirms that the concessions agreed to be sold by this contract are held by the optionee in his name.

In case the optionee wants to exercise its unilateral option to purchase before the expiration of the term provided for in this contract, the optionee shall pay in that instrument the amount of money corresponding to all the installments of the outstanding balance. To this end, the optionee shall provide the Notary that authorizes this deed or his successor or substitute the check, bill at sight or deposit corresponding to the outstanding balance so that the Notary shall give it to the offeror against the execution of the corresponding public deed of receipt and of cancellation of the price balance and upon the presentation of the Certificate of Effective Ownership in favor of the optionee.

Furthermore, the optionee shall communicate to the offeror, by means of a certified letter, no later than the next 15 days from the date of the granted acceptance deed, of its decision to exercise the offer.

For all legal purposes, it is set forth that the individual price of sale of each one of the exploration concessions or of the mining claims, as identified in the clause First of this instrument, is the one resulting from dividing the total price of sale by the number of hectares.

In addition to the aforementioned price, once the option has been exercised by the Optionee, and once Commercial Exploitation of the mining holdings has commenced, its successors under any title who represent its rights or the person who is the owner of the Mining Concessions, undertakes to pay to Mr.Ivan Raylyan, or to the person or entity which may represent his rights, subject to the performance of the conditions and/or time periods that are mentioned, the royalty that is referred to in number One of this clause. ONE. The Royalty shall consist of a quantity equivalent to two percent of the Net Smelter Return or sales of Products, hereinafter also known as “NSR” upon any metallic or non-metallic substance, in any of its states, produced during all of its useful life in any of the Mining Concessions of the Company and/or to those that are within the Area of Interest and that have been acquired or rented, by mutual agreement of the Parties through the Sociedad Contractual Minera El Tesoro, and before the exercise of the option by THE OPTIONEE, its successor or assignee. TWO. The aforementioned royalty shall be applicable only if, copulatively, the Optionee or its assignee: i) Constructs a Mine on one or more of the Mining Concessions, ii) Ore is extracted from the Mine that is smelted until leaving it in a state of concentrate, precipitate or in any other commercial condition, and iii) Commercial Production is commenced, hereinafter “Commercial Production”. Commercial Production shall be understood as: a) the sale of ore extracted from all or some of the Mining Concessions to third persons who are related or who are not related to the Optionee; or b) the internal or external dispatch of concentrates, precipitates or other products that come from the Mining Concessions that have been sold to a Chilean or to a foreigner, not related to the Optionee, the dispatch being carried out once the Mine is constructed. In both cases a) and b), it shall be necessary that exploitation of the Mining Concessions designed to generate an economic return must have commenced. Exploitation that is carried out to perform metallurgical tests that the Optionee deems advisable and, in general, those aimed at evaluating the source shall not be considered. THREE. Once the Royalty has accrued, it shall be paid within sixty business days following the end of the previous calendar semester. For such purposes the Optionee shall prepare a liquidation of the bi-annual royalty with sufficient records to determine where it comes from that it will make available to the Offeror together with the value that corresponds to the Royalty. The sales invoice to the smelter together with the respective bill of lading and the documents that represent the corresponding deductions shall be understood to be sufficient records. If the Offeror do not make observations to the liquidation within thirty business days from its delivery by the Optionee, it shall be understood that said liquidation and its payment has been definitively and totally approved. FOUR. The Offeror declares that he is aware that the obligation stipulated in this clause has a conditional character given that it is subject to certain facts that depend upon third persons, from one of the parties and also on the characteristics themselves of the activities of exploration or exploitation on the Mining Concessions. Moreover, the Offeror acknowledges and states its agreementt the Optionee –given the contractual position of purchaser that it will eventually have and taking into consideration the technical suitability and professional experience of its administration- decides, in its sole discretion, if it performs a Feasibility Study or not, if it initiates or not the construction of a Mine, which includes one or more Mining Concessions, which Mining Concessions are included for their exploitation and/or for the purposes that are considered timely or advisable, if Commercial Production commences or not, the class, size, type, modalities, techniques, timing, time periods and other particularities of the Feasibility Study of the Mine and of the Commercial Production. FIVE. The Optionee shall have the right to mix the ore of the mining holdings with ore that it obtains from adjoining properties, subject to the condition that prior to said mixing, it adopts and applies reasonable practices and procedures for weighing, determination of the water content, sampling as assay, and it must as well utilize reasonable and exact recovery factors to establish the quantities of products derived or attributable to the ore extracted and produced by the mining holdings. SIX. the Optionee or the person who is the holder of the Concessions must notify the Offeror through a certified letter delivered by a Notary regarding its compliance with the conditions and facts that give rise to the initiation of the payment of the Royalty referred to in this clause as soon as it occurs. The payment of the Royalty shall be made in the offices of the Notary who authenticates this Agreement, or of the person who substitutes for, succeeds or replaces him, by means of a cashier’s check or a bank check in the name of the Offeror and against the signing of a public deed of receipt of payment and release and/or the issuance of the corresponding tax document. The conditional obligation of the Optionee to pay the quantities mentioned in this clause shall be understood to be complied with, fully and timely with the delivery to the Notary who authenticates this deed, or the person who substitutes for, succeeds or replaces him, of the cashier’s checks or check in common currency in the name of the Offeror, calculated in the manner established in the heading of this clause, between the first and sixtieth business day counting from the end of the respective semester. The Notary shall not deliver to the persons indicated or to their replacements designated by the corresponding administrative decision-making body the cashier’s checks or check mentioned without it being against the signature of the corresponding public deed of receipt and release. The notarial fees that are incurred because of these payments shall be the burden of the Optionee or the person who is the holder of the Concessions. SEVEN. The quantities referred to in this clause shall only accrue once the facts that are stipulated have occurred. However the Royalty –as previously indicated- has a conditional or modal character and, for the same reason, enforcement actions do not derive from it; and even in the event in which the Royalty accrues, the Offeror, moreover, waive, plainly and fully, such enforcement actions. The parties make an express record, in any case, that once the Royalty stipulated in this clause has accrued, the Offeror shall only have an action to require its payment, if such payment is not made in accordance with this clause. EIGHT. The Optionee may opt, at any time, to purchase one hundred percent of the Royalty, this is the right to receive one percent of the Net Smelter Return, for the quantity equivalent in national currency to [ ] dollars of the United States of America in accordance with the observed exchange rate on the date of actual payment, deducting from said amount the royalties previously paid. NINE. In the event that the Offeror intend to alienate under any title the Royalty to a third person, they shall deliver a written notice to the Optionee to such effect (a “Notice of Offer”). The Notice of Offer shall indicate the intent of the Offeror of realizing the alienation, the name and the address of the interested third person, and the terms and conditions that are proposed for the transfer. A Notice of Offer shall be considered a firm and irrevocable offer to alienate the Royalty in accordance with the terms of the same and by virtue of this clause. The Optionee shall have thirty days counting from the date that it receives the Notice of Offer (the “Time Period of the Offer”) to notify the Offeror in writing (a “Notice of Acceptance”) that it wants to acquire said Royalty, at the price, under the terms and conditions of sale that are indicated in the Notice of Offer or at the price that is indicated in number eight above, in the sole discretion of the Optionee. If the Optionee timely remits its Notice of Acceptance, the parties must execute the purchase agreement of the Royalty in a closing (“Closing”) that shall take place in the offices of the Optionee within the thirty days following the date in which the Offeror receive the Notice of Acceptance. At the Closing: (i) the Optionee of the Offer shall pay the price of the purchase agreement for the Royalty on the spot and in cash or in funds that are immediately available, electronically transferred to the bank accounts designated by the Offeror, (ii) the Offeror shall sign together with the Receiver of the Offer public deeds that set forth the transfer of the Royalty indicating that the Royalty is transferred to the Optionee free of any charge or lien of any type or class. If the Optionee: (i) opts to not acquire the Royalty, (ii) does not deliver a Notice of Acceptance to the Offeror within the Time Periods of the Offer or (iii) does not sign the public deed materializing the transfer of the same and does not comply with its obligations at the Closing, the Offeror may alienate the Royalty that they had originally offered in the Notice of Offer to the person(s) that were specified in the Notice of Offer at the price and in the quantity, terms and conditions that are indicated therein, but only if the Offeror realize the alienation to said Person(s) within a time period of up to thirty days from the date in which the Offeror were empowered in such sense. Once said time period has passed, the Offeror may only alienate the Royalty to a third person after again realizing the process of offer indicated in this number.

SIXTH: Waiver of the Right to Exercise the option: Should the optionee state its intention not to accept the proposed offer, within the term of 790 days and one working day as specified in the previous clause Fourth, or by means of a public deed, then the optionee shall expressly state its intention not to persevere in the option contract; or if the optionee does not pay any of the installments of the price as contemplated in the previous clause Fifth, the irrevocable option to purchase provided for in this instrument, shall immediately become null and void and, from that very moment, the optionee waives the right to request the refund of any amount of money paid to the offeror as part of the price, so that such amounts may be legally retained by the offeror as damages.

SEVENTH: Exchange rate: For purposes of the payment of the amounts specified in this instrument, the amounts denominated in Dollars of the United States of North America shall be converted into Pesos, Chilean national currency , according to the “observado” exchange rate that publishes the Official Gazette, corresponding to the day preceding the date of effective payment, or if this exchange rate does not exist, according to the exchange rate that replaces it or that shall reflects the better exchange rate between the U.S. dollar and the Chilean pesos.

EIGHTH: Right to explore: By this instrument, the offeror expressly authorizes and empowers the optionee to carry out in exclusive form, mining exploration and prospecting tasks on all and every one of the offered permits created and/or on the mining claims detailed in clause First, in the understanding that, starting from this date the optionee is specifically authorized to make all kinds of reconnaissance works, exploration, research, prospecting and, in general, to effect all kinds of mining investigation or development works that allow it to make a quantitative and qualitative evaluation of the existing mineral substances, by using its staff of geologists, engineers, etc., whether employees or independent contractors, and for such an effect, to access these concessions of exploration created and/or in the mining claims all kind of equipment and machineries, owned or owned by a third party, to carry out the mentioned works or others which may be necessary for the mentioned purposes and objectives, either directly or through other companies that the optionee hires for these effects. In the event the optionee forgoes the unilateral option or decides not to exercise it or this remains without effect for any one whatsoever of the reasons provided for in clause Sixth, the optionee shall act as follows: ONE. Hand over to the offeror, within the term of ninety calendar days from the occurrence of any one of the facts previously mentioned, at its own cost and expense and at no charge to the offeror, a copy of all the geological, geochemical, geophysical information, of samples and drillcores; of grades, of maps drafted of the obtained from the permits of the mining claims, and, in general, copy of all the data obtained and pre-feasibility studies or feasibility or other studies being carried out as a result of the exploration or development program implemented. TWO: Leave for the benefit of the offeror the facilities, constructions, improvements, works, ponds and other elements located in the superficial area of the mining claims, unless they are removed by the optionee within three months following the termination of this contract, without detriment neither destruction of themselves, neither of the tunnels and/or galleries that may have been built during the exploration. This removal could be implemented by the optionee within the three following months from the date in which it communicates its decision not to exercise the offered option or that it may be deemed that such decision has been made by the benefitiary . THREE: The optionee shall not, in any way, be bound to demolish, clean or reconstruct any civil engineering works which third persons may have carried out as part of the concessions before the conclusion of this contract. It is also understood that the old and abandoned works which are actually included in the concessions and in this clause, are free of civil liability.

NINTH : Prohibitions: The offeror constitutes voluntary prohibition not to transfer neither to pledge nor to execute any contracts regarding the created mining exploration concessions and/or of the mining claims singled out in the clause First, without the previous, expressed consent in writing by the optionee. This prohibition may be recorded in the Registry of Prohibitions of the respective Mining Property Registrar by the bearer of an authorized copy of this deed notwithstanding the inscription of this contract in the Registry of Mortgages according to the provisions set forth in article 169 of the Mining Code.

TENTH: Minimum investment commitments: In order to keep the option in force pursuant to this agreement, the optionee shall, in addition to making the payments provided for in Clause Fifth, and, in conjunction with the same, make the following minimum investment commitments and mimimum expenditures that shall be made in the course of carrying out the evaluation, exploration and development of the mining concessions optioned that are described in Annex B

The offeror, during the term this option agreement is in force shall have the right to visit the properties, provided that prior notice is given to the optionee, as well as to review the accounting reports that evidence the investments and expenditures made by the optionee.

The Optionee shall send a summary report of expenditures to the Offeror within 60 days after a specified date and if any expenditure is not validly challenged by the Offeror within a further 30 days the expenditure shall be deemed to be approved and final.

ELEVENTH: Assignment of the Contract: the optionee may at any time, transfer, assign or in any way dispose in whole or in part of its rights in this contract in favor of a third party, provided that it is authorized by the Offeror and that the assignee and buyer of such rights states in the contract that serves as purchase deed, that the party shall exactly meet any and all the obligations that the optionee has contracted in favor of the offeror by virtue of this contract, in the same terms and as if this contract had been entered by such assignee with the offeror and committing the former to impose the same obligations to any future assignee.

Notwithstanding any of the above, the optionee may at any time, transfer, assign or in any way dispose in whole or in part of its rights in this contract in favor of a controlled subsidiary or affiliate of Serena Gold LLC.

TWELFTH : Form of Sale and Reparation: The offered mining exploration concessions and the mining claims, shall be sold as is, in the state in which they actually are, with all their customs, rights and active and passive easements, free from mortgages, obligations, prohibitions, litigations, injunction orders, contracts of on-site purchase of minerals, leases, or any other kind of instruments or contracts, obligations, real and personal rights that forbid the free use, possession, disposition and waiver of the exploration concessions and of the mining claims that are identified in clause First and under the same conditions as those declared in clause Second. The offeror shall respond of the remediation in accordance to the Law.

THIRTEENTH: Defense, payments of patents and procedure: The Optionee shall adopt all the judicial and extrajudicial measures that are necessary to maintain properly created and effective the created mining exploration concessions offered or the mining claims in this deed and to defend those mining claims and the minerals that they contain from any claim by third parties. However, while this contract remains in force, the offeror shall authorize the optionee or to whom it appoints, to appear, in the defense of litigation cases or trials related with the offered mining exploration concessions or with the mining claims object of this contract, and for that purpose they shall grant the corresponding judicial power of attorney. During the force of this contract, all the expenses derived from the payment of the mining patents shall be borne by the optionee or by its appointee, which shall be paid in the month of March of every year by the delivery to the offeror in the month of April of every year, the receipts that credit such a payment. The optionee will provide to the offeror, if it is necessary, the original vouchers of payment of patents for any legal step that may be required.

FOURTEENTH: The optionee or its assignee may carry out the explorations, evaluations and studies that may allow it to justify its decision, at its sole judgement and risk and account, to advance the project to the stage of developing a Feasibility Study for the construction of a mining operation that may process the minerals contained in the mining concessions described in Clause First of this agreement. Upon conclusion of such Feasibility Study the optionee or its assignee may decide to carry forward the decision to construct a mine and/or a plant. As of the time that such construction decision is communicated to the offeror, then thereafter the participation in the funding of the development, construction and start-up shall be paid by Serena Gold LLC.

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FIFTEENTH: Applicable law: this contract shall be governed by the laws of the Republic of Chile. The same is agreed regarding the deed of acceptance of the offer, as well as of the eventual amendments on one or the other. Further, and for all situations not foreseen in this instrument, the parties do understand and agree that in case conflict arises between this unilateral option contract and its annexes, then, the provisions set forth in this option contract shall prevail.

SIXTEENTH: Suspension of the contract due to force majeure: The implications of this contract can be suspended only in the following cases and only during the period during which such emergency lasts:

A: In case the optionee, in compliance of the legal norms, should request special permits, whether required by the environmental, mining or any other legislation, the time delay involved in the obtention of such permit/s shall be discounted for purposes of the entering into force of this contract and during this delay all the obligations assumed by the optionee in this unilateral option contract shall be suspended, like for example, the payment of the unilateral option installments, the one regarding the payment of the mining patents and/or any other obligation assumed by the optionee, and it is understood that the same provision can be applied in cases of damage to roads due to rain, snow, earthquakes, natural disasters, etc.

B: If, as a result of an “event of force majeure” (as defined by the Chilean Civil Code), the optionee is incapable of wholly or partially meeting the requirements and the obligations of this contract, the party (the “affected party”) shall notify the other party and explain the circumstances. The obligations of the optionee affected by such circumstances shall be suspended during the period of the force majeure. In addition, all of the terms and any dates shall be adjusted to take into account the associated extensions and delays due to such an event. The affected optionee shall exercise all reasonable diligence in addressing the effects of the force majeure as soon as possible

SEVENTEENTH: Jurisdiction and Competence: For all the effects and purposes of this agreement the parties set their address in the city of SANTIAGO, expressly extending the jurisdiction to its Courts of Law.

EIGHTEENTH: Effectiveness and Validity: This agreement shall enter into force for the benefit of, and shall oblige the parties or their respective successors and assignees for this purpose, and shall replace and supersede any and all written or oral agreements previously concluded and agreed to by the parties with respect to the subject matter of this contract.

NINETEENTH: Notarial and Registration Expenses: The expenses and rights that are generated on the occasion of this contract and by that of the acceptance of the present offer and the fees for the inscriptions in the respective Mining Property Registrar, shall be borne by the optionee who shall not in any way be liable for any charge in the case of any tax and other personal charges that could derive from this unilateral option for the offeror, and from the exercise of the unilateral option of the mentioned purchase option provided in this Agreement.

TWENTY: Communications: All communications between the parties which have not been appointed any special way within this contract, shall be made by telefax followed by a certified or notarial letter, to the addresses specified in this contract.

IVAN RAYLAN

OFFEROR

/s/ Ivan Raylan

SERENA GOLD LLC

OPTIONEE

By: /s/ Eliron Yaron